Exhibit 99.1

September 6, 2007
FOR IMMEDIATE RELEASE

India Globalization Capital, Inc
www.indiaglobalcap.com
CONTACT: Ram Mukunda  (301-983-0998)
Email: ram@indiaglobalcap.com
Fax: 240-465-0273
AMEX: IGC

INDIA GLOBALIZATION CAPITAL, INC. (IGC) PROVIDES AN UPDATE AND ANNOUNCES TWO ADDITIONAL LOI’s IN THE ROAD BUILDING SECTOR.

We are providing an update as well as announcing two new Letters of Intent (“LOI”) with two infrastructure companies.

Update:

On April 29, 2007 we entered into an agreement to purchase a 24-mega watt wind energy farm from CWEL.  Pursuant to the agreement, on May 22, 2007 we made a down payment towards the purchase of approximately $250,000.   Since then we have completed the due diligence on CWEL.

In February 2007, we entered into definitive agreements to purchase 57% of an Indian road building and maintenance contractor, MBL, Inc. The USGAAP audits of MBL’s financial statements for the fiscal years ending March 31, 2005 and March 31, 2006 have been completed and we are awaiting the completion of the USGAAP audit for the fiscal year ending March 31, 2007.

New Letters of Intent:

For the past several months, IGC has been negotiating and conducting due diligence on several companies.   On August 28st, 2007 we signed a LOI with SRICON Ltd, a road builder, to purchase 63% of its outstanding common stock for approximately $32 million (all the USD numbers herein are based on a conversion rate of Rs. 40 per USD).  On September 5, 2007 we finalized a LOI with Techni Bharathi (TBL) to purchase 74% of TBL’s outstanding common stock for a total consideration of approximately $ 9 million in equity and $ 3.13 million in a convertible preferred debt instrument.  These companies provide geographic diversification as well as a larger platform from which to participate in the expanding infrastructure market in India.

MBL, SRICON and TBL combined have a technical and skilled labor force of over 650 individuals, in addition the unskilled labor force, frequently contracted out, is around 800 individuals.  The aggregate un-audited Indian GAAP (IGAAP) revenue of all three companies for the financial year ending March 31, 2007 is approximately $ 59 million with earnings of approximately $ 4.5 million.

For the financial year ending March 31, 2008 the IGAAP revenue and earnings of the combined companies are projected to approximately be $140 million and $13 million respectively.  The combined  revenue and earnings, for the financial year ending March 31, 2009 are projected to approximately be $ 260 million and $30 million respectively.   If IGC were to acquire the shares of all three of the infrastructure companies, the cost to IGC would be approximately $76 million, of which around $60 million would be paid in cash.  In addition the CWEL wind farm would cost IGC about $29 million.

Given the size of the individual transactions proposed, IGC would be required to conduct a simultaneous closing of two or more of the transactions to satisfy the conditions for the release of its funds currently held in trust. Certain combinations of the proposed acquisitions would require cash payments in excess of the cash currently held by IGC. IGC is currently exploring sources of funding should they be required.

Ram Mukunda, the CEO of IGC, issued the following statement with respect to the prospective acquisition targets:

“It is our expectation that the due diligence and the USGAAP audits on all three of these companies will be completed in the next three weeks.  At that point, we will evaluate all of the prospective acquisition targets and determine the transactions with which we would like proceed.  We expect to file a proxy statement with respect to those acquisitions shortly thereafter.”

“In order to fuel the ongoing growth of these businesses and facilitate an orderly closing, we expect to raise bridge financing as soon as the audits are complete.

Road Building:

Management believes that the road building companies we have identified are well positioned to capitalize on the opportunities in the infrastructure sector. Together they bring geographic diversity, experience in multi lane highways, road maintenance, as well as construction of tunnels, bridges, power plants and railroad tracks. The new investment in these companies will accelerate their growth and increase our ability to participate in programs that allow companies to Build, Own, Operate and Transfer (BOOT) major road systems in India where revenues are generated through the collection of tolls.

The World Bank estimates that between 2001 and 2011 India will need to spend around $50.5 billion and between 2011 and 2021 an additional $73 billion on widening, maintenance and expansion of its highways system. With the number of vehicles in the country doubling approximately every 10 years, IGC management believes there will be a significant opportunity to continue to build a leading market share in infrastructure construction and maintenance.

In the fiscal year ending March 31, 2007, SRICON’s un-audited IGAAP revenue was around $11 million and the after tax earnings was around $600,000.  The company has a current order book of around $53 million.  SRICON expects additional orders of around $80 million.  SRICON projects its March 31, 2008 revenue and earnings to be around $30 million and $5.2 million respectively.  For the financial year ending March 31, 2009 the projected revenue and earnings for SRICON are approximately $80 million and $13 million  respectively.

Techni Bharathi (TBL) is smaller with a regional presence. Their past experience is more specialized and includes the building of tunnels, rail road tracks, bridges and dams for use with power generation.  TBL is partly owned by a company based in Mauritius.  The company has a backlog of approximately $ 27 million.  For the financial year ending March 31, 2007, TBL expects IGAAP revenue and earnings of around $ 8 million and $ 200 thousand, on an adjusted basis, respectively.  The projected revenue and earnings for the financial year ending March 31, 2008 are approximately $16 million and $2.8 million.  The projected revenue and earnings for financial year ending March 31, 2009 are approximately $28 million and $4 million respectively. The reduced margin in FY 2007 is reflective of a heavy debt burden, which was partly retired in FY 2008.

ABOUT IGC

Based in Bethesda, Maryland, IGC is a special purpose acquisition company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses with primary operations in India.   IGC raised approximately $67.8 million in gross proceeds through its initial public offering consummated in March 2006 and has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities in India.

ADDITIONAL INFORMATION:
IGC's stockholders are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Copies of filings by IGC, which will contain information about IGC and its prospective acquisition targets, will be available without charge online at the Securities and Exchange Commission's Internet site (http://www.sec.gov).

FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the sale agreements without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful simultaneous closing of the transactions within the estimated timeframes; and (iv) satisfactory completion of a USGAAP audit.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements will be discussed in greater detail in the company's Securities and Exchange Commission filings.